Exhibit 4.2

RESTRICTED STOCK UNITS PROGRAM

1.	INTRODUCTION
1.1	This Restricted Stock Units Program (the “RSU Program”) has been established for the benefit of the board of directors and executive management of the Company as well as the employees of the Company and its Subsidiaries with a view to encouraging common and sustainable long term goals for the Participants and the Company’s shareholders in line with the Company’s strategy. Consequently, no RSUs can be issued to a member of the executive management or an employee who has or has been served notice of termination.

1.2	The RSU Program sets out the general terms and conditions that shall apply in connection with the grant, vesting and settlement of RSUs.

2.	DEFINITIONS
2.1	“Bad Leaver” shall mean, unless otherwise specified in the RSU Award Agreement, (i) the Participant’s ceasing to be a member of the executive management or an employee of the Company or a Subsidiary due to the Participant being dismissed because of the Participant’s breach of the employment relationship or (ii) the Participant’s ceasing to be an employee of the Company or a Subsidiary due to being dismissed during the probationary period applicable to the Participant or not being offered continuous employment after the expiry of the probationary period applicable to the Participant. The Participant’s employment shall in case of dismissal be deemed ceased at the time the notice of termination served by the Company or a Subsidiary to the Participant expires.

2.2	“Change of Control” shall have the meaning set out in clause 8.1.

2.3	“Company” shall mean Genmab A/S, a publicly traded company incorporated in Denmark registered under CVR no. 2102 3884.

2.4	“Good Leaver” shall mean, unless otherwise specified in the RSU Award Agreement, the Participant’s ceasing to be a member of the executive management or an employee of the Company or a Subsidiary for any reason other than due to (i) death, (ii) being a Voluntary Leaver, or (iii) being a Bad Leaver. The Participant’s employment shall be deemed ceased at the time the notice of termination served by the Participant to the Company or a Subsidiary expires.

2.5	“Incentive Schemes” shall have the meaning set out in clause 7.2.

2.6	“Net Settlement” shall mean that the Company reduces the number of shares delivered to the Participant with a number corresponding to the value of the tax and social security contributions that the Company or one its Subsidiaries is required to withhold, both to the maximum extent permitted by law.

2.7	“Participant” shall mean a person who holds one or more RSUs under the RSU Program.

2.8	“Remuneration Policy” shall have the meaning as set out in clause 3.1.

2.9	“Retirement” shall mean the Participant’s cessation of employment with the Company or a Subsidiary at a time he/she is entitled to old-age pension under a national pension scheme or other old-age pension from the Company or a Subsidiary (except in case the Participant retires in accordance with US rules on early retirement, in which case the Participant will be treated as a Voluntary Leaver). The Participant’s employment shall be deemed ceased at the time the notice of termination served by the Participant to the Company or a Subsidiary expires.

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2.10	“RSU” shall mean a conditional right for a Participant to receive shares in the Company from the Company. Each RSU shall provide a Participant with a right to receive one (1) share with a nominal value of DKK 1.00, subject to the conditions set out in clauses 4.2 to 4.4, including performance criteria for vesting, if applicable, set out in the RSU Award Agreement for each Participant.

2.11	“RSU Award Agreement” shall mean the agreement with the Participant setting out inter alia the date of grant of RSUs, the maximum number of RSUs to vest, the performance criteria for vesting, if applicable, and the Vesting Period. Upon accepting the RSU Award Agreement, the Participant accepts the terms and conditions of the RSU Award Agreement and RSU Program, effective as of the grant date provided in the applicable RSU Award Agreement.

2.12	“RSU Program” shall have the meaning set out in clause 1.1.

2.13	“Subsidiary” and collectively the “Subsidiaries” shall mean a direct or indirect subsidiary of the Company, currently including Genmab B.V., Genmab Holding B.V., Genmab US, Inc. and Genmab K.K.

2.14	“Vesting Letter” shall mean the notification sent to a Participant setting out the number of RSUs that have vested upon expiry of the Vesting Period.

2.15	“Vesting Period” shall mean the period as set forth in the RSU Award Agreement as determined pursuant to clause 4.1.

2.16	“Voluntary Leaver” shall mean the Participant’s voluntary cessation of employment with the Company or Subsidiary for any reason other than the Participant’s (i) Retirement, (ii) long-term sickness, ill-health, serious injury or permanent disability, (iii) termination of the employment relationship being caused by the Company or a Subsidiary’s material breach of the terms and conditions of Participant’s employment, (iv) being a Good Leaver, or (v) being a Bad Leaver. The Participant’s employment shall be deemed ceased at the time the notice of termination served by the Participant to the Company or a Subsidiary expires.

3.	GRANT OF RSUs
3.1	The Company’s board of directors shall in its sole discretion decide on the maximum number of RSUs to be granted and on any performance criteria for vesting thereof, in compliance with the Remuneration Policy adopted pursuant to Sections 139 and 139a of the Danish Companies Act governing compensation for members of the board of directors and the executive management of Genmab A/S, March 26, 2020, as amended from time to time (the “Remuneration Policy”), if applicable.

3.2	The RSUs shall be personal and cannot be transferred or assigned. RSUs may not be pledged or otherwise serve as the basis for settlement of claims by the Participant’s creditors.

3.3	The RSU Award Agreement to each Participant shall set out inter alia the date of grant of RSUs, the maximum number of RSUs to vest, the performance criteria for vesting, if any, and the Vesting Period.

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4.	VESTING OF RSUs
4.1	The RSUs will vest on the first banking day of the month following a period of three (3) years from the date of grant (the “Vesting Date”), subject to the conditions set out in clauses 4.2 to 4.4, including the performance criteria for vesting set out in the RSU Award Agreement, if any (the “Vesting Period”).

4.2	For Participants who are members of the executive management or employees of the Company or one of its Subsidiaries the following shall apply.

4.2.1	If the Participant’s employment with the Company or a Subsidiary ceases:

(i)	as a result of the Participant being a Voluntary Leaver or the Participant’s death, then any RSUs that are granted, but not yet vested, shall lapse automatically without notice and without compensation at the time of death or at the time the notice of termination served by the Participant to the Company or a Subsidiary expires; or

(ii)	as a result of the Participant being a Bad Leaver, then any RSUs that are granted, but not yet vested, shall lapse automatically without notice and without compensation at the time the notice of termination served by the Company or a Subsidiary to the Participant expires.

4.2.2	If the Participant’s employment with the Company or a Subsidiary ceases as a result of the Participant being a Good Leaver, then a pro-rata share of the RSUs that are granted, but not yet vested, shall remain outstanding in accordance with their terms for the remainder of the Vesting Period and shall be settled at the same time and subject to the same conditions that apply to then-active Participants and the terms of the Participant’s RSU Award Agreement, and the remainder of the RSUs that are granted, but not yet vested, shall lapse automatically without notice and without compensation at the time the notice of termination served by the Participant to the Company or a Subsidiary expires. The pro-rata share of the RSUs shall be calculated based on (x) the number of days from the date of grant of RSUs as set out in the RSU Award Agreement until and including the date the notice of termination expires divided by (y) the total number of days in the Vesting Period.

4.3	For Participants who are members of the executive management the following shall apply with respect to RSUs granted to such Participants based on bonus having been deferred into RSUs (the “Bonus RSUs”).

4.3.1	If the Participant’s employment with the Company or a Subsidiary ceases for any reason other than as a result of the Participant’s death, then all of the Bonus RSUs granted, but not yet vested, shall remain outstanding in accordance with their terms for the remainder of the Vesting Period and shall be settled at the same time and subject to the same conditions that apply to then-active Participants.

4.4	For Participants who are members of the board of directors the following shall apply with respect to RSUs granted to such Participants in their capacity as members of the board of directors.

4.4.1	If the Participant’s membership on the board of directors ceases for any reason other than as a result of the Participant’s death, then a pro-rata share of the RSUs (including any RSUs that are granted in connection with the Participant’s first election to the board of directors), but not yet vested, shall remain outstanding in accordance with their terms for the remainder of the Vesting Period and shall be settled at the same time and subject to the same conditions that apply to then-active Participants, and the remainder of the RSUs that are granted, shall be forfeited.

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The pro-rata share of the RSUs shall be calculated based on (x) on the number of days from the date of grant of the RSUs as set out in the RSU Award Agreement until and including the date of cessation of membership of the board of directors divided by (y) the number of days in the Vesting Period.

4.5	If a Participant dies prior to the Vesting Date, all RSUs that are granted, but not yet vested, shall lapse automatically without notice and without compensation at the time of the Participant’s death.

4.6	The Company’s board of directors may in its sole discretion decide to dispense with or deviate from the conditions set forth in clause 4, including but not limited to for all or part of the RSUs to (i) dispense with or deviate from the agreed performance criteria for vesting, if any, set out in the RSU Award Agreement for each Participant, and (ii) change the leaver status of the Participant.

4.7	Shortly prior to the expiry of the Vesting Period, the Participants will receive a Vesting Letter setting out the actual number of RSUs that will vest upon expiry of the Vesting Period, also taking into account whether the performance criteria for vesting, if any, set out in the RSU Award Agreement for each Participant have been meet, and if Net Settlement of the shares will be applied. Upon receipt of the Vesting Letter, the Participant shall notify the Company of his/her VP securities account details.

5.	DELIVERY OF SHARES
5.1	RSUs that do not vest according to clause 4 shall lapse automatically, without notice and without compensation.

5.2	RSUs that vest according to clause 4 shall be converted into shares and delivered to the Participant pursuant to clauses 5.3 to 5.6. Upon vesting of the RSUs, the Company may, in its sole discretion, choose to deliver to the Participant American Depositary Shares (“ADSs”) issued under the Company’ American Depositary Receipt Program or a similar instrument to non-Danish tax residents pursuant to clauses 5.3 to 5.6 (mutatis mutandis) instead of delivering shares.

5.3	The Company may in its sole discretion decide to make a Net Settlement of the shares delivered to the Participant in case the Company or one of its Subsidiaries has a tax and/or social security withholding obligation with respect to such Participant.

5.4	Trading with shares is subject to applicable laws and regulations (as well as internal Company guidelines) in force from time to time, including the prohibitions against insider trading. Where a Participant is in possession of inside information at the time of receiving the shares, he/she will be prevented from selling shares in the Company at such point of time. The Participant shall also observe restrictions against trading in closed trading periods, if applicable.

5.5	As soon as practicable following the Vesting Date, but no later than thirty (30) days after the Vesting Date, the Company shall transfer the applicable number of shares, or ADSs as the case may be, corresponding to the vested RSUs (subject to deduction for Net Settlement) to the Participant’s VP securities account (an account administered by the Danish VP Securities Services (Værdipapircentralen)).

5.6	It is a precondition for the Company’s transfer of shares to the Participant that the Participant has access to or opens a VP securities account. Any costs arising from such VP securities account shall be borne by the Participant.

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6.	CASH SETTLEMENT
6.1	Upon vesting of the RSUs, the Company may at its sole discretion in extraordinary circumstances choose to make a cash settlement instead of delivering shares, or ADSs as the case may be. A cash settlement implies that the Company shall pay a cash amount per RSU corresponding to the closing price of the shares on the Vesting Date, and will be paid as soon as possible, but no later than thirty (30) days following the Vesting Date. In case the Company or one of its Subsidiaries has a tax and/or social security withholding obligation with respect to the Participant, the Company may in its sole discretion decide to make a net settlement of the cash settlement to be paid to such Participant meaning, that the Company reduces the cash settlement to be paid to the Participant with an amount corresponding to the value of the tax and social security contributions that the Company or one its Subsidiaries is required to withhold, both to the maximum extent permitted by law.

6.2	If the Company decides to make a cash settlement instead of delivering shares, or ADSs as the case may be, the Company shall inform the Participant thereof on the Vesting Date but no later than thirty (30) days following the Vesting Date.

7.	CHANGES TO COMPANY CAPITAL
7.1	If the Company (i) reduces or increases its share capital at any price other than the market price, (ii) changes the nominal value of the shares, (iii) pays an extraordinary dividend, or (iv) issues bonus shares, splits or reverse-splits the shares, the Company’s board of directors shall decide whether this calls for an adjustment of the number of RSUs to avoid affecting the total value of the granted RSUs.

7.2	Any decision by the board of directors or Company to (i) issue RSUs under the RSU Program or issue shares, stock options, warrants, convertible bonds or the like to one or more employees, or executive management members or board members of the Company or a Subsidiary (the “Incentive Schemes”) or (ii) buy or sell own shares in that connection shall not cause any adjustment to the number of RSUs, whether such issuance, purchase or sale is made at market price or not. Likewise, there shall be no adjustment of the number of RSUs as a result of any capital increase performed by the exercise of such instruments under the Incentive Schemes of the Company.

7.3	Any decision for the distribution of ordinary cash dividend shall cause no adjustment of the number of RSUs.

7.4	If one of the situations set out in clause 7.1 occurs and upon the request of the board of directors, the Company shall ask its auditor or another expert appointed by the Company to calculate whether the number of RSUs shall be adjusted and – if so – the number of such adjustment. The result of such calculation shall be forwarded to the Company and subsequently to the Participant as soon as possible. Any such adjustment shall still be subject to the Remuneration Policy.

7.5	The calculation made by the auditor or other expert shall be based on generally accepted principles.

7.6	The calculation made by the auditor or other expert under this clause shall be final and binding on the Company and the Participant. Any costs in connection with the auditor’s work shall be borne by the Company.

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8.	CHANGE OF CONTROL, MERGER, DEMERGER, LIQUIDATION
8.1	In case of:

(i)	a change of control as defined in the Danish Capital Markets Act in force from time to time or any legislation replacing this act from time to time (a “Change of Control”); and

(ii)	during the 12-month-period beginning on the date the Change of Control has occurred:

(a)	the employment terms of the Participant(s), who is a member of the executive management or an employee of the Company or a Subsidiary, is materially changed to the detriment of such Participant(s) and the Participant considers him/herself terminated due to such change or the Participant’s employment is involuntarily terminated without cause (i.e., Participant is not a Bad Leaver), or

(b)	the Participant, who is a member of the board of directors, is replaced by a new board member or such Participant’s seat on the board of directors is eliminated due to a reduction in the number of board members, the Company’s board of directors shall, with respect to such Participant(s), determine in its sole discretion – subject to the completion of the Change of Control – to either:

(i)	accelerate the vesting (including dispensing with the conditions set forth in clauses 4.2 to 4.4, including the agreed performance criteria for vesting, if any), or
(ii)	accelerate the vesting (including dispensing with the conditions set forth in clauses 4.2 to 4.4, including the agreed performance criteria for vesting, if any) and make a cash settlement to the Participant in accordance with the principles set forth in clause 6.

8.2	In the event of a merger or de-merger whereby (i) the Company is dissolved or (ii) the acquirer fails to equitably assume the outstanding RSUs, the board of directors shall in its sole discretion decide - subject to completion of the merger or de-merger - to either:
(i)	accelerate the vesting (including dispensing with the conditions set forth in clauses 4.2 to 4.4, including the agreed performance criteria for vesting, if any), or
(ii)	accelerate the vesting (including dispensing with the conditions set forth in clauses 4.2 to 4.4, including the agreed performance criteria for vesting, if any) and make a cash settlement to the Participant in accordance with the principles set forth in clause 6.

8.3	In the event it is resolved to dissolve the Company through a solvent liquidation, the board of directors may in its sole discretion decide - subject to completion of the dissolution - to either:
(i)	accelerate the vesting (including dispensing with the conditions set forth in clauses 4.2 to 4.4, including the agreed performance criteria for vesting, if any), or
(ii)	accelerate the vesting (including dispensing with the conditions set forth in clauses 4.2 to 4.4, including the agreed performance criteria for vesting, if any) and make a cash settlement to the Participant in accordance with the principles set forth in clause 6.

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8.4	The Company shall notify the Participants of the occurrence of any event comprised by this clause 8 and of any determinations by the Company under clauses 8.1 through 8.3 above and shall provide the Participants no less than ten (10) days’ written notice to inform the Company of its VP securities account. In case of a Change of Control as set out in clause 8.1 above, the RSUs shall (i) with respect to clause 8.1(ii)(a) vest on an accelerated basis as of the date notification of the changed employment terms is served, and (ii) with respect to clause 8.1(ii)(b) vest director RSUs on an accelerated basis as of the time of the cessation of the membership of the board of directors. In case of any of the events set out in clauses 8.2 and 8.3 above, the RSUs shall vest on an accelerated basis as of closing date of any transaction under clauses 8.2 through 8.3 above.

8.5	To the extent that a Participant is a U.S. taxpayer, and to the extent his or her award constitutes “deferred compensation” subject to Section 409A of the U.S. Internal Revenue Code and that is payable on account of a Change of Control, a Change of Control shall occur only if such event also constitutes a “change in the ownership”, “change in effective control”, and/or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under U.S. Treasury Regulation §1.409A-3(i)(5), but only to the extent necessary to establish a time or form of payment that complies with Section 409A of the U.S. Internal Revenue Code, without altering the definition of Change of Control for purposes of determining whether a Participant’s rights to such Award become vested or otherwise unconditional upon the Change of Control.

9.	OTHER TERMS AND CONDITIONS
9.1	The tax and social security implications of the RSU Program for the Participants shall be of no concern to the Company or any Subsidiary. The Participant is encouraged – if deemed necessary or desirable – to seek advice from a public accountant or another tax consultant at his/her own expense.

9.2	The board of directors may at any time, alter, amend, suspend, cancel or terminate the RSU Program, provided that the terms and conditions of already granted RSUs may not be changed and/or amended in a way that, seen as whole, reduces the value of the RSUs for the Participants.

10.	CHOICE OF LAW AND DISPUTE RESOLUTION
10.1	This RSU Program, the RSU Award Agreement and each contractual relationship between a Participant and the Company and/or a Subsidiary related thereto shall be governed by and construed in accordance with Danish law (except for mandatory Danish employment laws which will only apply to such employees who due to choice of law rules which cannot be derogated from by agreement are subject to such mandatory laws).

10.2	Any dispute or disagreement arising out of this RSU Program and each contractual relationship between a Participant and the Company and/or a Subsidiary, shall be finally settled by arbitration in accordance with the “Rules of Arbitration Procedure” of the Danish Institute of Arbitration (“Voldgiftsinstituttet”). The arbitration tribunal shall have three (3) members, one (1) of whom shall be a Danish judge. All members of the arbitration tribunal shall be appointed in accordance with the aforesaid rules of procedure. The arbitration tribunal shall decide on the legal costs. The parties shall keep confidential all information about any arbitration proceedings, including the existence and subject- matter thereof, and the arbitration award.

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11.	ACCEPTANCE OF THE TERMS
11.1	By accepting the RSU Award Agreement, the Participant agrees to the terms and conditions of the RSUs as specified in this RSU Program. Accordingly, the Participant’s accepting of the RSU Award Agreement shall be considered as his/her signing of this RSU Program, which the Participant is aware of and accepts.

(Originally adopted by the board of directors on December 15, 2014 and amended by the board of directors on December 15, 2016 and amended by the board of directors on February 23, 2021.)

February 23, 2021

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